UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
_______________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 29, 2004
Date of report (date of earliest event reported)

SAFLINK CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-20270	95-4346070
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

777 108th Avenue NE, Suite 2100
Bellevue, Washington 98004
(Address of principal executive offices)(Zip code)

(425) 278-1100
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 29, 2004, SAFLINK Corporation entered into a retention agreement with Steven D. Rishel, its chief operating officer, in substantially the same form as previously entered into with its other executive officers. The retention agreement provides that if Mr. Rishel’s employment is terminated as a result of an involuntary termination (as defined in the retention agreement), then he shall be entitled to receive the compensation, accrued but unused vacation and benefits earned through the date of termination of employment, and severance payments equal to six months’ salary, payable in accordance with SAFLINK’s standard payroll practices. However, if Mr. Rishel’s employment is terminated as a result of an involuntary termination within two months prior to, upon or within twelve months following a change-of-control, then he will be entitled to receive the following: (a) the compensation, accrued but unused vacation and benefits earned through the date of termination; (b) severance payments equal to six months’ salary, payable in a lump sum within thirty days of the date of termination; (c) vesting of 100% of any unvested options as of the date of termination; (d) reimbursement of any COBRA premiums paid by Mr. Rishel for continued group health insurance coverage of him and his dependents for a period of up to twelve months after the date of termination; and (e) the laptop or other portable computer device used by Mr. Rishel, if any, as of the date of termination.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 29, 2004	SAFLINK Corporation

	By:	/s/ Jon C. Engman
Name: Jon C. Engman
Title: Chief Financial Officer

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